Explanation of Responses

(1)
On August 15, 2014, Insight Venture Partners V, L.P., Insight Venture Partners (Cayman) V, L.P., Insight Venture Partners V Coinvestment Fund, L.P. and Insight Venture Partners V (Employee Co-Investors), L.P. (collectively, the “Insight V Funds”) distributed an aggregate 1,300,000 shares of Common Stock of the issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Distribution”).  In connection with the Distribution, Jeffrey Lieberman acquired direct ownership of 115 shares of Common Stock and ML & JL Holdings, LLC, an entity affiliated with Jeffrey Lieberman, acquired direct ownership of 590 shares of Common Stock.

Mr. Lieberman and ML & JL Holdings, LLC did not furnish any consideration in exchange for the shares of Common Stock received in connection with the Distribution.  The business address for all of the above persons is: 680 Fifth Avenue, 8th Floor, New York, N.Y. 10019.